UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Roberts, Gregory N.
   2625 Saint Andrews
   Tustin, California 92660

2. Issuer Name and Ticker or Trading Symbol

   Greg Manning Auctions, Inc. --  "GMAI"

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   06/02

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  ( ) 10% Owner  ( ) Officer (give title  below)
   (X) Other  (specify below)

   President of Spectrum Numismatics International, Inc., a wholly owned subsidiary

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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Common stock, par value      |      |    |                  |   |           |                   |      |                           |
$.01 per share.              |      |    |                  |   |           | 530,526           |D(1)  |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4 and|Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  5)       |   |Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |    A      | D |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
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Stock Options           |$14.25  |2/18/| A4 | 150,000   |   | (2) |2/18/|Common      |       |       |150,000 (3) | D |            |
                        |        |00   |    |           |   |     |10   |Stock, par  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |value $.01  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |per share   |       |       |            |   |            |
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Stock Options           |$3.50   |12/11| A4 | 15,000    |   | (2) |12/11|Common      |       |       | 15,000 (3) | D |            |
                        |        |00   |    |           |   |     |10   |Stock, par  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |value $.01  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |per share   |       |       |            |   |            |
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Stock Options           |$1.75   |1/24/| A4 | 10,000    |   | (2) |1/24/|Common      |       |       | 10,000 (3) | D |            |
                        |        |02   |    |           |   |     |12   |Stock, par  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |value $.01  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |per share   |       |       |            |   |            |
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Stock Options           |$2.00   |6/17/| A4 | 500,000   |   | (2) |6/17/|Common      |       |       | 500,000 (3)| D |            |
                        |        |02   |    |           |   |     |12   |Stock, par  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |value $.01  |       |       |            |   |            |
                        |        |     |    |           |   |     |     |per share   |       |       |            |   |            |
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                        |        |      |   |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

     (1)  Held jointly by Gregory N. Roberts and Sharon Roberts.

     (2) Exercisable in four substantially equal installments commencing one year from the date of grant.

     (3) All of these options were cancelled effective July 31, 2002 pursuant to the issuer's exchange offer. See SC TO-I/A, filed on August 5, 2002 with the Securities and Exchange Commission.


                          /s/ Gregory N. Roberts              August 13, 2002
                          -----------------------------       ---------------
                          ** Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information
                             -----------------------

Name: Sharon Roberts

Address: 2625 Saint Andrews, Tustin, California 92660

Designated Filer: Gregory N. Roberts

Statement for Month/Year:  June 2002

Issuer and Ticker Symbol: Greg Manning Auctions, Inc. ("GMAI")

Signature: /s/ Sharon Roberts                            August 13, 2002
              ------------------                         ---------------
              Sharon Roberts                              Date



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